Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

IANTHUS CAPITAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Shares, No Par Value	457(c) 457(h)	2,000,000,000	$0.06(2)	$120,000,000	$0.0000927	$11,124

Fees Previously Paid

	Total Offering Amounts							$11,124

	Total Fees Previously Paid							—

	Total Fee Offsets (3)							—

	Net Fee Due							$11,124

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares, no par value (the “Common Shares”), of iAnthus Capital Holdings, Inc. (the “Registrant”) that become issuable under the Registrant’s Amended and Restated Omnibus Incentive Plans, by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding Common Shares of the Registrant. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act on the basis of the last reported sale price of a Common Share on the OTC Markets on July 13, 2022.

(3)	The Registrant does not have any fee offsets.